Exhibit 99.1

Big Tree Group, Inc. Reports Financial Results for the Full Year of 2012 Ended December 31, 2012
2012 revenue increases 115% to $33.9 million compared to revenue of $15.8 million recorded in 2011

Shantou, China--(05/15/13) – Big Tree Group, Inc. (OTCQB: BIGG), a company that serves as a “one stop shop” for the sourcing, distribution and specialty manufacturing of toys and related products, announced today our financial results for the full year of 2012 ended December 31, 2012.
Financial Highlights

For the full year of 2012, total revenues reached $33.9 million, an increase of 115% compared to total revenues of $15.9 million recorded in 2011.  The increase in revenues was primarily due to revenues from our Brunei subsidiary, Big Tree International Co., Ltd. (“BT Brunei”), which was operational for the full year in 2012 compared to seven months in 2011.  Big Tree Group formed BT Brunei in 2011 as part of a strategy to increase our customer base for export sales of toys which are not subject to PRC income taxes at a rate of 25%. This competitive cost structure enabled the Company to increase our sales as well as our customer base from 178 customers in 2011 to 259 customers in 2012.  Our shift to lower margin export sales through BT Brunei led to overall gross margins of 10.4% in 2012 compared to 13.9% in 2011.   Operating expenses to support our business growth increased to $1.8 million in 2012, up from $0.5 million in 2011. For the full year of 2012 we recorded net income of $1.6 million or $0.16 per basic and diluted share on 10.1 million weighted average shares outstanding as compared to net income of $1.6 million or $0.25 per basic and diluted share on 6.5 million weighted average shares outstanding in 2011.

Balance Sheet

At December 31, 2012, total assets were $8.7 million and shareholder equity was $2.1 million. At December 31, 2011, total assets were $3.8 million and shareholder equity was $1.1 million. Working capital increased to $2.7 million at December 31, 2012 compared to $1.1 million at December 31, 2011.

Commenting on our results for the full year of 2012, Mr. Wei Lin, Chairman and CEO of Big Tree Group, stated, "We are very pleased with our performance in 2012 as our efforts to increase our export toy sales resulted in rapid growth in both our customer base and revenue. While this business shift resulted in lower gross margins and a significant increase in our costs to support this business, we were able to achieve earnings comparable to 2011.  More importantly, we believe we have set the stage for Big Tree Group to grow our top and bottom line substantially in the coming years through our growing international sales channel.  We look forward to further improvement in our results in 2013 and for years to come as we grow our company for the benefit of our stockholders.”

About Big Tree Group, Inc.

Big Tree Group, Inc., headquartered in Shantou China, a city known in the toy industry as the premier location for toy manufacturing in China, serves as a “one stop shop” for the sourcing, distribution and specialty manufacturing of toys and related products.  Through our Shantou Big Tree Toys subsidiary founded in 2003, we act as an authorized agent for over 8,000 toy manufacturers in China offering in excess of 300,000 varieties of toy products including remote control toys, digital toys, sports toys, play sets, educational toys, dolls, and infant toys.  We showcase these products at our two expansive showrooms in Shantou where we also facilitate orders and combine shipments to destinations across the globe.  Customers can also order via our website knowing that the products we represent have undergone rigorous quality control tests at our in-house testing facility.  Additionally, we market a line of proprietary construction toys known as Magic Puzzles which we sell on our websites as well as through domestic retail store channels.  For more information please visit www.bigtreegroup.net.

Contact:
Big Tree Group, Inc.
U.S. Representative
Pearl Group Advisors
Dore Perler
Tel:(954) 232-5363
Email:Dore@PearlGroupAdvisors.com